Exhibit 10.1

KENNEDY-WILSON HOLDINGS, INC.
AMENDED AND RESTATED 2009 EQUITY PARTICIPATION PLAN
EMPLOYEE RESTRICTED STOCK AWARD AGREEMENT
THIS AGREEMENT (this “Agreement”), is made effective as of [_________], 2015 (the “Effective Date”), by and between Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), and [_________] (the “Awardee”).
WITNESSETH:
WHEREAS, the Company has adopted the Kennedy-Wilson Holdings, Inc. Amended and Restated 2009 Equity Participation Plan (as amended, the “Plan”) for the benefit of its employees, nonemployee directors and consultants and the employees, nonemployee directors and consultants of its affiliates, and
WHEREAS, the Committee has authorized the award to the Awardee of shares of Restricted Stock (“Restricted Shares”) under the Plan, on the terms and conditions set forth in the Plan and as hereinafter provided.
NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Awardee hereby agree as follows:
1.Definitions.
To the extent not defined herein, terms used in this Agreement which are defined in the Plan shall have the same meanings as set forth in the Plan.
2.    Award of Restricted Shares.
The Committee hereby awards to the Awardee [_________] Restricted Shares. All such Restricted Shares shall be subject to the restrictions and forfeiture provisions contained in Sections 4, 5 and 6, such restrictions and forfeiture provisions to become effective immediately upon execution of this Agreement by the parties hereto.
3.    Stock Issuance.
The Awardee hereby acknowledges that the Restricted Shares are issued in book entry form on the books and records as kept by the Company’s transfer agent, shall be registered in the name of the Awardee and a stock certificate evidencing the Restricted Shares shall not be delivered to the Awardee until the Awardee satisfies the vesting requirements contained in Sections 4 or 5. In the event that a stock certificate is delivered to the Awardee before the vesting requirements are satisfied and all Restrictions imposed pursuant to this Agreement have lapsed, the Awardee hereby acknowledges that such stock certificate shall bear the following legend:
“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of an Agreement entered into between the registered owner and Kennedy-Wilson Holdings, Inc., effective as of [_________], 2015. Copies of such Agreement are on file in the offices of the Secretary, Kennedy-Wilson Holdings, Inc., 151 S. El Camino Drive, Beverly Hills, CA 90212.”
4.    Vesting.
Subject to Sections 5 and 6 below, the Restricted Shares shall vest, no longer be subject to Restrictions and become transferable pursuant to the terms of this Agreement and the Plan as follows (as summarized in Exhibit A attached hereto):
(a)    One-third (1/3rd) of the Restricted Shares shall vest upon the occurrence of both (i) the Awardee being an employee of the Company or an Affiliate as of March 15, 2016, and (ii) the Return on Equity (as defined below) equaling or exceeding the Performance Goal (as defined below) for the Company’s fiscal year ending December 31, 2015, as determined by the Committee;
(b)    One-third (1/3rd) of the Restricted Shares shall vest upon the occurrence of both (i) the Awardee being an employee of the Company or an Affiliate as of March 15, 2017, and (ii) the Return on Equity equaling or exceeding the Performance Goal for the Company’s fiscal year ending December 31, 2016, as determined by the Committee; and
(c)    One-third (1/3rd) of the Restricted Shares shall vest upon the occurrence of both (i) the Awardee being an employee of the Company or an Affiliate as of March 15, 2018, and (ii) the Return on Equity equaling or exceeding the Performance Goal for the Company’s fiscal year ending December 31, 2017, as determined by the Committee.
Notwithstanding the foregoing, in the event that a Change of Control occurs and the Awardee remains in continued employment with the Company or an Affiliate until at least immediately prior to the Change of Control, all of the then-unforfeited Restricted Shares shall automatically become fully vested, no longer subject to Restrictions and freely transferable, as of the date of such Change of Control.
To the extent that any of the above vesting requirements contained in Sections 4(a) – 4(c) are not satisfied as of a particular vesting date, the Restricted Shares subject to vesting on such vesting date shall immediately be forfeited as of such date.
For purposes of this Agreement:
“Return on Equity” means the ratio of Adjusted EBITDA (as defined in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission) to Tangible Book Equity (calculated as shareholders’ equity less goodwill in accordance with generally accepted accounting principles) for the applicable Company’s fiscal year ending December 31.
“Performance Goal” means nine percent (9%).
5.    Termination of Employment.
Notwithstanding the foregoing, if, prior to the Awardee’s fully satisfying any of the vesting requirements set forth in Section 4:

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(a)    The Awardee’s employment with the Company or an Affiliate shall be terminated by the Company or Affiliate without Cause or by the Awardee for Good Reason (as defined below), in any such event, the Committee may, in its sole discretion, provide that all then-unforfeited Restricted Shares subject to vesting thereafter shall, on each subsequent March 15, become fully vested, no longer subject to Restrictions and transferable if all of the above vesting requirements with respect to such vesting date, except the requirement that the Awardee be an employee of the Company or an Affiliate as of the vesting date, are satisfied;
(b)    The Awardee’s employment with the Company or an Affiliate shall be terminated by reason of the Awardee’s death or Total and Permanent Disability, in any such event, all then-unforfeited Restricted Shares subject to vesting thereafter shall, on each subsequent March 15, become fully vested, no longer subject to Restrictions and transferable if all of the above vesting requirements with respect to such vesting date, except the requirement that the Awardee be an employee of the Company or an Affiliate as of the vesting date, are satisfied; or
(c)    The Awardee’s employment with the Company or an Affiliate shall be terminated for any reason other than as set forth in Section 5(a) or 5(b), in any such event, all of the Awardee’s then-unforfeited Restricted Shares shall thereupon be cancelled and forfeited as of the date of such termination of employment.
For purposes of this Agreement, the term “Good Reason” shall mean the voluntary termination of the employment (or other service relationship) of the Awardee with the Company or an Affiliate by the Awardee within six months of the Company’s or Affiliate’s (A) instructing the Awardee to work (or provide services) full-time or substantially full-time at any location not acceptable to the Awardee (other than the Company’s or Affiliate’s main headquarters) that is more than 50 miles from the Awardee’s principal place of work and more than 50 miles from the Awardee’s principal residence, (B) eliminating or materially reducing the Awardee’s duties for the Company or Affiliate or (C) materially reducing the Awardee’s base pay (or base compensation).
6.    Restriction on Transferability.
Except as otherwise provided in the Plan and subject to Section 5, the Restricted Shares shall not be transferable unless and until (and solely to the extent) the Awardee satisfies the vesting requirements contained in Section 4. In addition, notwithstanding anything herein or in the Plan to the contrary, the Awardee shall not, without the consent of the Committee (which may be withheld in its sole discretion), sell, pledge, assign, hypothecate, transfer, or otherwise dispose of (collectively, “Transfer”) any vested Restricted Shares prior to the earlier to occur of (a) the third (3rd) anniversary of the date on which such Restricted Shares satisfy the vesting requirements contained in Section 4 or 5 and such shares are no longer subject to the Restrictions and (b) the occurrence of a Change of Control (the “Transfer Restrictions”); provided, however, that the Transfer Restrictions shall not apply to (i) any Transfer of shares to the Company, (ii) any Transfer of shares in satisfaction of any withholding obligations with respect to the Restricted Shares, or (iii) any Transfer following the termination of the Awardee’s employment with the Company or an Affiliate, including without limitation by will or pursuant to the laws of descent and distribution. Any Transfer of the Restricted Shares which is not made in compliance with the Plan and this Agreement shall be null and void and of no effect.

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7.    Voting and Dividend Rights.
The Awardee shall have the voting rights of a stockholder of Common Stock with respect to the Restricted Shares. Any dividends declared on the Common Stock with respect to unvested Restricted Shares shall not be paid to the Awardee on a current basis, but shall instead accumulate and be paid to the Awardee in a lump sum on the date (if any), and only to the extent, that the underlying Restricted Shares vest. The Awardee’s right to any unpaid dividends with respect to unvested Restricted Shares that are forfeited, cancelled or otherwise terminate without having vested shall be forfeited, cancelled and shall terminate upon the forfeiture, cancellation or termination of the underlying Restricted Shares. Any amounts that may become distributable in respect of dividends declared or paid on the Common Stock shall be treated separately from the Restricted Shares and the rights arising in connection therewith for purposes of Section 409A of the Code (including for purposes of the designation of time and form of payments required by Section 409A of the Code).
8.    Regulation by the Committee.
This Agreement and the Restricted Shares shall be subject to the administrative procedures and rules as the Committee shall adopt. All decisions of the Committee upon any question arising under the Plan or under this Agreement, shall be conclusive and binding upon the Awardee, including, without limitation, any question relating to the vesting conditions set forth in Section 4.
9.    Withholding.
The Company or an Affiliate shall be entitled to deduct and withhold the minimum amount necessary in connection with the Awardee’s Restricted Shares to satisfy its withholding obligations under any and all federal, state and/or local tax rules or regulations.
10.    Amendment.
The Committee may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would impair the Awardee’s rights or entitlements with respect to the Restricted Shares shall be effective without the prior written consent of the Awardee.
11.    Plan Terms.
The terms of the Plan are hereby incorporated herein by reference.
12.    Effective Date of Award.
The award of each Restricted Share under this Agreement shall be effective as of the Effective Date.
13.    Awardee Acknowledgment.
By executing this Agreement, the Awardee hereby acknowledges that he or she has received and read the Plan and this Agreement and that he or she agrees to be bound by all of the terms of both the Plan and this Agreement.

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[Signature page follows]

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

AWARDEE:	KENNEDY-WILSON HOLDINGS, INC.

________________________________ [__________]	By: Its:

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EXHIBIT A
Vesting Criteria for the
Kennedy Wilson Amended and Restated 2009 Equity Participation Plan
for Restricted Stock Awards to Employees ([___], 2015)

I.	The Performance Goal is nine percent (9%).

II.
The Return on Equity will be calculated as the ratio of Adjusted EBITDA (as defined in KW’s 10-K and 10-Qs) to the Tangible Book Equity (Shareholder Equity less Goodwill) for the calendar year during the vesting period ending on the prior 12/31.

III.	Actual vesting on each calculation date will take place if the Return on Equity (as defined above in II.) is equal or greater than the Performance Goal set forth in I. above.

IV.	All calculations will be reviewed and approved by the Compensation Committee of the Board and their decisions will be final and conclusive and set forth in the minutes of their meetings.

V.
Vesting of award – the Restricted Shares will vest in substantially equal installments over three (3) years, subject to an employment requirement and the performance metric noted in III. above. Dividends declared with respect to unvested Restricted Shares will be held by KW and paid as and when (and only to the extent that) such shares vest as set forth in the Restricted Stock Award Agreement.

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